                                                                     Exhibit 8.2


          Form of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Tax Opinion

            [Letterhead of Akin, Gump, Strauss, Hauer & Feld, L.L.P.]

                                     , 2005


Horizon PCS, Inc.
68 East Main Street
Chillicothe, Ohio 45601-0480

  Re: Agreement and Plan of Merger, dated as of March 17, 2005 (the "Merger Agreement"), by and between iPCS, Inc. and Horizon PCS, Inc.

Ladies and Gentlemen:

We have acted as counsel to Horizon PCS, Inc., a Delaware corporation ("Horizon"), in connection with the proposed merger ("Merger") of Horizon with and into iPCS, Inc., a Delaware corporation ("iPCS"), pursuant to the Merger Agreement. Unless otherwise indicated, capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission (the "Commission") of, iPCS's registration statement on Form S-4 relating to the Merger (the "Registration Statement") to which this opinion appears as an exhibit.

In rendering our opinions set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in the originals or copies, certified or otherwise identified to our satisfaction of
(i) the description of the Merger as set forth in the Merger Agreement, including representations and covenants of Horizon and iPCS; (ii) the Registration Statement; and (iii) such other instruments and documents related to the formation, organization and operation of Horizon and iPCS and related to the consummation of the Merger as we have deemed necessary or appropriate. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by Horizon and iPCS, including factual statements and representations set forth in their respective letters delivered to us for purposes of these opinions (the "Representation Letters"), and we have assumed that (i) the Representation Letters will be executed by appropriate officers as of the effective time of the Merger and (ii) the Merger will be reported by Horizon and iPCS on their respective United States federal income tax returns in a manner consistent with the opinions set forth below. Our opinions assume and are expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continually as of the effective time of the Merger, without any qualification as to knowledge or belief.

Horizon PCS, Inc.
April [__], 2005
Page 2

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. Also, we have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective time of the Merger. We have further assumed that all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended ("Code"), and the Treasury Regulations promulgated thereunder ("Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service ("IRS"), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

To the extent this opinion addresses the United States federal income tax consequences of the holders of Horizon common stock, this opinion only addresses consequences to holders who hold their shares as capital assets within the meaning of Section 1221 of the Code. In addition, conclusions set forth in this opinion may not be fully applicable to shareholders subject to special treatment under United States federal income tax law, as listed in the prospectus contained in the Registration Statement under the caption "Material United States Federal Income Tax Consequences."

Based solely upon and subject to the foregoing, we are of the opinion that under current law, for United States federal income tax purposes:

1.   The Merger will be treated as a reorganization within the meaning of
     Section 368(a) of the Code.

2. No gain or loss will be recognized by Horizon or iPCS as a result of the Merger.

Horizon PCS, Inc.
April [__], 2005
Page 3

3. A Horizon stockholder will not recognize any gain or loss upon the exchange of shares of Horizon common stock solely for shares of iPCS common stock pursuant to the Merger.

4. A Horizon stockholder's aggregate initial tax basis of shares of iPCS common stock received in the Merger, including any fractional share interest for which cash is received, will equal such stockholder's aggregate adjusted tax basis of Horizon common stock held immediately prior to the effective time of the Merger.

5. A Horizon stockholder's holding period of the shares of iPCS common stock received in the Merger, including any fractional share interest for which cash is received, will include the period during which the Horizon stockholder held the Horizon common stock surrendered in the Merger.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. We are furnishing this opinion solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

In accordance, with the requirements of Item 601(b)(23) under the Securities Act, we hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement on Form S-4 filed by iPCS with the Commission in connection with the Merger. We also consent to the use of our name in the Registration Statement under the headings "Material United States Federal Income Tax Consequences--The Merger," and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                      Very truly yours,

                                      Akin, Gump, Strauss, Hauer & Feld, L.L.P.